Exhibit 10.1

Execution Version

INVESTOR RIGHTS AGREEMENT

Dated as of April 1, 2022

i

ARTICLE VI PRE-CLOSING REORGANIZATION AND TRANSACTION EXPENSES INDEMNITY		36

6.1	Pre-Closing Reorganization Indemnification	36
6.2	Non-Specified Transaction Expenses	37

ARTICLE VII DEFINITIONS		37

7.1	Defined Terms	37
7.2	Other Defined Terms	43
7.3	Interpretation	44

ARTICLE VIII MISCELLANEOUS		45

8.1	Term	45
8.2	Notices	45
8.3	Amendments and Waivers	46
8.4	Successors and Assigns	46
8.5	Severability	46
8.6	Counterparts	47
8.7	Entire Agreement	47
8.8	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	47
8.9	Specific Performance	48
8.10	No Third-Party Beneficiaries	48

ii

INVESTOR RIGHTS AGREEMENT, dated as of April 1, 2022 (this “Agreement”), by and between Valley National Bancorp, a New Jersey corporation (“Parent”), and Bank Leumi Le-Israel B.M., an Israeli corporation (the “Investor”).

W I T N E S S E T H:

WHEREAS, on September 22, 2021, Parent, Bank Leumi le-Israel Corporation, a New York corporation (the “Company”), and Volcano Merger Sub Corporation, a New York corporation, entered into an Agreement and Plan of Merger (as it may be amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”), (ii) immediately following the Merger, the Company merged with and into Parent, with Parent as the surviving entity (the “Follow-On Merger”), and (iii) immediately following the Follow-On Merger, Bank Leumi USA (“Company Bank Subsidiary”) merged with and into Valley National Bank (“Parent Bank Subsidiary”), with Parent Bank Subsidiary as the surviving entity (the “Bank Merger”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, in connection with the consummation of the Merger, the Investor received cash and shares of common stock, no par value, of Parent (the “Parent Common Stock”); and

WHEREAS, in connection with and pursuant to the Merger Agreement, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding certain governance matters and the Investor’s ownership of the Shares and to establish certain rights, restrictions and obligations of Parent and the Investor with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE AND REGULATORY MATTERS

1.1 Composition of the Board of Directors at the Closing. At the closing of the Merger (the “Closing”), Parent shall take all action necessary to cause (i) the number of directors that comprise the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Parent Bank Subsidiary (the “Parent Bank Board”) to each be increased by two (2), and (ii) provided that at the Closing such individuals meet the Eligibility Criteria set forth in the first sentence of Section 1.3, two individuals designated by the Investor to be appointed to fill such newly created vacancies on the Parent Board (as of the effective time of the Merger) and the Parent Bank Board (as of the effective time of the Bank Merger); provided that it is hereby understood and agreed that for purposes of this Section 1.1, Avner Mendelson (which individual may, but is not required to be, one of the two individuals designated by the Investor pursuant to this Section 1.1), shall be deemed to meet the eligibility criteria set forth in clauses (iii), (v), (vi) and (vii) of the first sentence of Section 1.3(a) (it being understood that the determination as to whether such individuals meet the eligibility criteria set forth in clauses (i), (ii) and (iv) of the first of the first sentence of Section 1.3(a) shall be made at the time such individuals may be appointed to the Parent Board and Parent Bank Board).

1.2 Composition of the Parent Board and the Parent Bank Board Following the Closing.

(a) Following the Closing and until the First Threshold Date, Parent shall take all action necessary to cause the size of the Parent Board and the Parent Bank Board to each be at least ten (10). Following the First Threshold Date and until the Second Threshold Date, Parent shall take all action necessary to cause the size of the Parent Board and the Parent Bank Board to be at least five (5). Parent, the Parent Board and the Parent Bank Board, as applicable, shall take all necessary actions to ensure that, at all times when any Investor Directors are eligible to be designated, nominated and/or elected pursuant hereto, there are sufficient vacancies on each of the Parent Board and the Parent Bank Board to permit such designation, nomination and/or election.

(b) Following the Closing, at each annual or special meeting of shareholders of Parent at which directors are to be elected to the Parent Board, Parent shall nominate and use its reasonable best efforts to cause the election to the Parent Board (which reasonable best efforts shall, for the avoidance of doubt, include Parent (1) recommending that Parent’s shareholders vote in favor of the election of the applicable Investor Designees(s) and (2) otherwise supporting such applicable Investor Designee(s) in a manner substantially the same in all material respects as the manner in which Parent supports its other director nominees) of a slate of directors which includes: (i) until the First Threshold Date, two Investor Directors and (ii) from and after the First Threshold Date until the Second Threshold Date, one Investor Director; provided that in no event shall Parent be obligated to nominate for election, or appoint, an Investor Designee to the Parent Board if, at the time such Investor Designee is to become an Investor Director, the Investor Directors would comprise more than 20% of the members then serving on the Parent Board.

(c) Following the Closing and until the Second Threshold Date, Parent shall take all necessary action to cause each Investor Director that is serving as a member of the Parent Board to be a member of the Parent Bank Board; provided, that in no event shall Parent be required to elect or appoint an Investor Director to the Parent Bank Board if, at the time such Investor Director is to become a director serving on the Parent Bank Board, the Investor Directors would comprise more than 20% of the members then serving on the Parent Bank Board.

(d) Without the prior written consent of the Investor, until the Second Threshold Date has occurred, Parent shall not remove any Investor Director from his or her directorship on the Parent Bank Board except as expressly permitted hereby. The Investor shall have the right to cause any Investor Director to resign from his or her directorship on the Parent Board or the Parent Bank Board at any time. At the Investor’s written request, Parent shall take action in its capacity as a shareholder of Parent Bank to remove any Investor Director from his or her directorship on the Parent Bank Board.

(e) The Investor shall notify Parent of the identity of each proposed Investor Designee, in writing, on or before the time such information is reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board for inclusion in a proxy statement for a meeting of shareholders, together with all information about each proposed Investor Designee as shall be reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board; provided, that in the event the Investor fails to provide any such notice, the applicable individuals then serving as Investor Directors shall be deemed to be the Investor Designees for such meeting. For the avoidance of doubt, the Investor shall not be required to comply with any other advance notice provisions generally applicable to the nomination of directors by Parent so long as the Investor complies with this Section 1.2(e).

(f) In the event of the death, disability, resignation or removal of an Investor Director or if an Investor Director ceases to serve on the Parent Board and/or the Parent Bank Board for any other reason (in the case of each of the foregoing, other than pursuant to Section 1.6), Parent shall take all action necessary to cause the Parent Board and the Parent Bank Board to promptly appoint to the Parent Board and the Parent Bank Board, and to all committees on which such Investor Director served, respectively, a replacement Investor Director designated by the Investor to fill the resulting vacancy, subject to and in accordance with the procedures set forth in Section 1.3; provided, that if an Investor Director is removed for cause, the replacement Investor Director shall not be the same individual who was removed.

(g) In the event that an Investor Designee fails to be elected to the Parent Board following any annual or special meeting of the shareholders at which the Investor Designee stood for election but was nevertheless not elected, Parent and Parent Bank Board will promptly appoint a replacement Investor Director designated by the Investor to the Parent Board and the Parent Bank Board, and such individual shall then be deemed an Investor Director for all purposes hereunder, subject to Section 1.3.

(h) For the avoidance of doubt, the non-employee Investor Directors shall be entitled (i) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the other non-employee directors of Parent for their service on the Parent Board, including any service on any committee of the Parent Board, and (ii) to indemnification rights no less favorable than those generally provided to other non-employee directors of Parent. Each Investor Director shall be covered in such a manner as to provide each Investor Director in his or her capacity as a director of Parent with rights and benefits under all directors’ and officers’ insurance policies no less favorable than those generally provided to other non-employee directors of Parent. Parent acknowledges and agrees that Parent is the indemnitor of first resort with respect to any Investor Director (i.e., its obligations to such Investor Director pursuant to this Section 1.2(h) are primary and any obligation of any other Persons to which such Investor Director may have rights to advancement of expenses or to indemnification for the same expenses or liabilities incurred by such Investor Director are secondary) with respect to the matters set forth in this Section 1.2(h).

1.3 Eligibility Criteria.

(a) Notwithstanding anything to the contrary in this Article I, each Investor Director shall (i) not be or have been the subject of a conviction or proceeding enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act, (ii) not be or have been a party to a proceeding, or be subject to an order, judgment or decree, of the type enumerated in Item 401(f) of Regulation S-K in the five (5) year period preceding the date of determination or be subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company, (iii) meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Parent Board applicable generally to members of the Parent Board and Parent Board nominees (provided that Parent shall not, and shall cause the Parent Bank Subsidiary, the Parent Board, the Nominating and Corporate Governance Committee of the Parent Board and the Parent Bank Board not to, implement any director qualification and eligibility criteria with the intention of disproportionately and adversely impacting the Investor’s rights hereunder or any Investor Director), (iv) satisfy applicable requirements and standards imposed by Applicable Law, the Nasdaq Global Select Market (“NASDAQ”) or any other national securities exchange on which shares of Parent Common Stock are listed as of the date of determination or any other Parent Regulatory Agency (and the election of such individual shall not, in and of itself, cause Parent or the Parent Bank Subsidiary, as applicable, to be not in compliance with Applicable Law or such requirements), (v) not be an officer, director, Affiliate, direct or indirect 5% or greater owner of the Equity Interests of, or otherwise control or direct or direct the activities of, any Person (other than the Investor, Parent and their respective Subsidiaries) that directly or indirectly engages in the Restricted Activities, (vi) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Parent Board and (vii) “independent” pursuant to the listing standards of the NASDAQ or other national securities exchange on which shares of Parent Common Stock are listed (provided that in no event shall any Investor Designee shall be deemed to not satisfy this clause (vii) by virtue of the relationship between the Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand (including Investor’s ownership of Equity Interests of the Company) or the fact that such Investor Designee is an employee, officer, director, agent or other representative of the Investor or any of its Affiliates) (collectively, the “Eligibility Criteria”). Notwithstanding anything to the contrary in this Article I, the Investor will not be entitled to designate any individual to the Parent Board, the Parent Bank Board, or any committee of the Parent Board or the Parent Bank Board pursuant to this Article I if such individual does not satisfy the Eligibility Criteria, and the Investor agrees to cause any Investor Director then serving on the Parent Board or Parent Bank Board to resign from such position promptly upon written notice from Parent to the Investor of such Investor Designee’s failure to satisfy any of the eligibility criteria set forth in clause (i), (ii), (iii), (iv), (v) or (vii) of the first sentence of this Section 1.3.

(b) When the Investor designates an Investor Designee, the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board shall make its determination and recommendation regarding whether such Investor Designee meets the Eligibility Criteria within ten (10) Business Days after (1) such Investor Designee has submitted to Parent (x) a fully completed copy of Parent’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check and a consent to be named as a director in Parent’s proxy statement) generally applicable to all new directors of Parent and (y) a written representation that such Investor Designee, if elected as a director of Parent, would be in compliance, and will comply, with all Parent guidelines and policies applicable generally to members of the Parent Board and Parent Board nominees and (2) representatives of Parent Board have conducted customary interview(s) of such Investor Designee, if such interviews are reasonably requested by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board. Parent shall use its reasonable best efforts to conduct any interview(s) contemplated by clause (2) of the foregoing sentence as promptly as reasonably practicable.

(c) In the event that the Nominating and Corporate Governance Committee of the Parent Board determines in good faith that an Investor Designee fails to satisfy the Eligibility Criteria, the Investor may propose another individual as a replacement therefor, whose appointment shall be subject to satisfaction of the Eligibility Criteria and the Nominating and Corporate Governance Committee of the Parent Board recommending such individual in accordance with the procedures described above.

1.4 Committee Representation.

(a) From the Closing until the Second Threshold Date, at any time at which an Investor Designee is serving as a member of the Parent Board and the Parent Bank Board, the Investor shall be entitled to designate, and Parent shall take all action necessary to cause the Parent Board and the Parent Bank Board, as applicable, to promptly appoint (i) one Investor Director to serve as a member of the Executive Committee of the Parent Board, (ii) one Investor Director to serve as a member of the Nominating and Corporate Governance Committee of the Parent Board, (iii) one Investor Director to serve as a member of the Risk Committee of the Parent Board and the Parent Bank Board and (iv) one Investor Director to serve as a member of the Investment Committee of the Parent Bank Board; provided, that any Investor Director designated by the Investor to serve as a member of any of the foregoing committees shall, in addition to satisfying the Eligibility Criteria, satisfy and comply with all requirements regarding service as a member of such committee as provided under Applicable Law, the listing requirements and corporate governance rules of NASDAQ or any national securities exchange on which shares of Parent Common Stock are then listed (including any heightened independence requirements for service on specific committees) and the practices and policies of such committee, in each case, applicable generally to its members (provided that Parent shall not, and shall cause the Parent Bank Subsidiary, the Parent Board and the Parent Bank Board not to, implement any practices, policies or requirements with the intention of disproportionately and adversely impacting the Investor’s rights hereunder or any Investor Director).

(b) From the Closing and until the Second Threshold Date, each of the Executive Committee of the Parent Board, the Nominating and Corporate Governance Committee of the Parent Board, the Risk Committee of the Parent Board and the Parent Bank Board and the Investment Committee of the Parent Bank Board shall be comprised of at least four, but no more than six (or, in the case of any such committee of which the Chairman of the Parent Board is a member, seven), members.

1.5 Observer Representation. From the Closing until the earlier of (i) the First Threshold Date and (ii) the Investor’s exercise of the Board Size Increase Restricted Period Termination Option, at any time at which an Investor Designee is serving as a member of the Parent Board and the Parent Bank Board, the Investor shall be entitled to designate one Investor Observer to the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not to any committees of the Parent Board or the Parent Bank Board). Any Investor Observer shall meet the Eligibility Criteria, and the Investor agrees to cause any Investor Observer then serving to resign from such position when and if required by the last sentence of Section 1.3 (as if such

Investor Observer were an Investor Director). The Investor shall have the right to alter the identity of the Investor Observer at each time at which it is entitled to nominate Investor Designees pursuant to Section 1.2(e). Any Investor Observer designated as such by the Investor shall have the right to attend, contribute to and observe, but not vote at (or act by written consent in lieu of a vote). meetings of the Parent Board and the Parent Bank Board. Each Investor Observer at the time of such Investor Observer’s appointment will execute an undertaking relating to such Investor Observer’s compliance with the policies and procedures of meetings of the Parent Board and Parent Bank Board as established by the chairman thereof and which are generally applicable to the members of the Parent Board and/or the Parent Bank Board, as applicable. Parent shall provide, or cause to be provided, to any Investor Observer all notices and written materials that are provided to all members of each of the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not to members of any committees of the Parent Board or the Parent Bank Board in their capacities as such), as applicable, and the minutes of, and resolutions passed at, all meetings of each of the Parent Board and the Parent Bank Board (but, for the avoidance of doubt, not of any committees of the Parent Board or the Parent Bank Board), as applicable, in each case, at substantially the same time and in the substantially the same manner as provided to members of the Parent Board and Parent Bank Board, as applicable. The Investor Observer shall not have the right to request from Parent or any of its Affiliates, or the Parent Board or the Parent Bank Board, any information or materials other than such information and materials to which it is entitled pursuant to the immediately preceding sentence. The Investor Observer shall have no power of attorney to represent or act on behalf of Parent or any of its Subsidiaries and shall not be entitled to any remuneration, retainer, equity compensation or other fees or compensation or expense reimbursement from Parent or any of its Subsidiaries. Notwithstanding anything to the contrary in this Section 1.5, the Parent Board or Parent Bank Board may exclude any Investor Observe from access to any materials or from any meeting or any portion of any meeting to the same extent as it would exclude a similarly situated director in order to comply with Applicable Law or to the extent that such exclusion is necessary or reasonably advisable to avoid an actual conflict of interest or to preserve attorney-client privilege.

1.6 Termination of Investor Board Rights. The Investor shall notify Parent within five (5) Business Days of the First Threshold Date that the First Threshold Date has occurred and no later than two (2) Business Days after such notification, cause one Investor Director and the Investor Observer to resign from each of the Parent Board, all applicable committees thereof, the Parent Bank Board and all applicable committees thereof, such that immediately following such resignation there is no more than one Investor Director (and no Investor Observer) on each of the Parent Board, any committees thereof, the Parent Bank Board and any committees thereof. The Investor shall notify Parent within five (5) Business Days of the Second Threshold Date that the Second Threshold Date has occurred and no later than two (2) Business Days after such notification, cause any and all Investor Directors to immediately resign from each of the Parent Board, all applicable committees thereof, the Parent Bank Board and all applicable committees thereof.

1.7 Parent Board and Parent Bank Board Obligations. Any breach by the Parent Board or the Parent Bank Board, or any committee of the Parent Board or the Parent Bank Board, of its obligations under this Article I shall be deemed a breach by Parent of its obligations hereunder.

1.8 Regulatory Matters.

(a) Each of Parent and the Investor agrees to cooperate and use its reasonable best efforts to ensure, including by communicating with each other with respect to their respective purchases of Parent Common Stock, that neither the Investor nor any of its Affiliates has “control” of Parent for purposes of the BHC Act (a “Parent Control Effect”).

(b) Parent agrees it will use reasonable best efforts to monitor the ongoing business relationships between Parent and its Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand, and will consult with the Investor periodically in order to facilitate compliance with applicable regulations and the objectives of this Section 1.8. Parent will use reasonable best efforts to calculate the percentage of Parent’s consolidated revenues and expenses generated from business relationships with Investor and Investor’s subsidiaries and provide such information to Investor on a quarterly basis or, to the extent required by the Federal Reserve, a different periodic basis.

(c) Without limiting Section 1.8(a) and Section 1.8(b), none of the Investor, Parent or any of their respective Affiliates shall take any action which it knows would or would reasonably be expected to cause a Parent Control Effect; provided, that nothing in this Agreement shall be construed to prohibit Parent or any of its Affiliates from undertaking any redemption, recapitalization or repurchase of Parent Common Stock, of securities or rights, options, or warrants to purchase Parent Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Parent Common Stock in each case; provided, further, that if it is reasonably likely that such action would result in a Parent Control Effect or a requirement to file a CBC Act notice (a “CBC Act Effect”), Parent shall give the Investor the right to participate in such redemption, recapitalization or repurchase pro rata (based on Investor’s Investor Percentage Interest or such greater amount as may be required to avoid a Parent Control Effect), it being agreed that the Investor shall promptly inform Parent of its determination as to whether to participate and, if it does not participate, it shall promptly dispose of a number of shares of Parent Common Stock necessary to avoid a Parent Control Effect arising from such redemption, recapitalization or repurchase (in one or more Transfers which comply with the terms of this Agreement). For the avoidance of doubt, Investor shall have no obligation to dispose of Parent Common Stock or any securities or rights, options, or warrants to purchase Parent Common Stock, or securities of any type whatsoever to avoid a CBC Act Effect and have no obligation to avoid a CBC Act Effect. If Investor is entitled to receive any Voting Securities from Parent in connection with a stock dividend or similar distribution of Voting Securities in respect of Parent Common Stock, but Investor’s receipt of all or a portion of such Voting Securities would reasonably be expected to cause a Parent Control Effect or CBC Act Effect, Investor shall receive (in the case of a Parent Control Effect) or shall have the option, in Investor’s sole discretion, to receive (in the case of a CBC Act Effect) Nonvoting Parent Common Stock or rights, options, or warrants to purchase Parent Common Stock, instead of Voting Securities, as necessary to avoid the occurrence of a Parent Control Effect or, in Investor’s sole discretion, a CBC Act Effect (it being understood that such distribution of Nonvoting Parent Common Stock shall be subject to compliance with Applicable Law and Parent’s organizational documents at such time, and may be delayed to the extent necessary to obtain required approvals from any Governmental Authority or any stockholder vote or consent required pursuant to Parent’s organizational documents; provided that Parent shall use reasonable best efforts to promptly obtain any required approvals from any

Governmental Authority or any stockholder vote or consent required pursuant to Parent’s organizational documents and if such Nonvoting Parent Common Stock is not distributed to Investor within 90 days following the distribution of Voting Securities in respect of Parent Common Stock to which the distribution of Nonvoting Parent Common Stock relates then Parent shall promptly distribute to Investor cash in an amount equal to the value of the Voting Securities Investor would have received if Investor had received a distribution of Voting Securities, with such value based on the market close price of Parent Common Stock on the date other investors received the distribution of such Voting Securities).

(d) If at any time the Investor reasonably determines in good faith, after consultation with Parent and its outside counsel, that (i) the Investor’s ownership of Parent Common Stock has become illegal or in contravention of any order or judgment by a Governmental Authority or the Non-Control Determination or (ii) a Parent Control Effect has otherwise occurred, then, provided the Investor has complied with its obligations under this Section 1.8, if, despite the Investor’s compliance with its obligations set forth in this Section 1.8, such illegality, contravention or Parent Control Effect cannot be cured, Parent and the Investor shall cooperate in good faith to take such actions as are mutually agreeable to cure such illegality, contravention or Parent Control Effect in a manner that best preserves the parties’ economic expectations under this Agreement and the other Transaction Documents, and without limiting the generality of the foregoing, if reasonably required in order to cure either clause (i) or (ii) above, the Investor shall be entitled to effect a Transfer of the portion of its shares of Parent Common Stock to the extent necessary to cure such illegality, contravention or Parent Control Effect, without compliance with the transfer restrictions in Section 2.1, other than Section 2.1(d)(iii) and Section 2.1(h).

1.9 Confidentiality.

(a) The Investor hereby agrees that all Confidential Information with respect to Parent, its Subsidiaries and its and their businesses, finances and operations shall be kept confidential by the Investor and each Investor Director and Investor Observer and shall not be disclosed by the Investor or any Investor Director or Investor Observer in any manner whatsoever, except as expressly permitted by this Section 1.9(a). Notwithstanding the preceding sentence or anything else to the contrary in this Agreement, any Confidential Information may be disclosed:

(i) by an Investor Director or an Investor Observer to the Investor or any of its Affiliates;

(ii) by the Investor to any of its Affiliates;

(iii) by the Investor to its or any of its Affiliates’ respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (collectively, “Representatives”) (including any Investor Director and any Investor Observer), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to enable or assist the Investor (or its Affiliates) in evaluating or reviewing its existing investment in Parent, including in connection with the disposition thereof, and such Confidential Information shall only be used by the Investor and its Representatives for that purpose, and each Representative shall be deemed to be, bound by the provisions of this Section 1.9(a) and the Investor shall be responsible for any breach of this Section 1.9(a) by any such Representative to the same extent as if such breach had been committed by the Investor; provided, that the Investor and its Representatives shall maintain adequate procedures to prevent any Confidential Information from being used in connection with the purchase or sale of securities of Parent, or otherwise, in violation of Applicable Law;

(iv) by the Investor or any of its Affiliates or Representatives (including any Investor Director) to the extent Parent consents in writing; and

(v) by the Investor or any of its Affiliates or Representatives (including any Investor Director) to the extent that the Investor or such Affiliate or Representative has received advice from its counsel (which may be internal counsel) that it is legally compelled to do so or is required to do so to comply with Applicable Law or legal process; provided, that prior to making such disclosure, the Investor, Affiliate or Representative, as the case may be, uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent permitted by Applicable Law and reasonably practicable under the circumstances, (A) consulting with Parent regarding such disclosure and (B) if requested by Parent, assisting Parent in seeking a protective order to limit the scope of or prevent the required disclosure; provided, further, that the Investor, Affiliate or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is, based on the advice of its counsel, legally required or compelled and to obtain assurances that confidential treatment will be afforded to any Confidential Information that the Investor or Representative is so required or compelled to disclose.

(b) For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Section 1.9 by the Investor or any of its Representatives, Parent, in addition to all other available remedies, shall be entitled to specific performance to enforce the provisions of this Section 1.9 in accordance with Section 8.9.

1.10 Voting Agreements.

(a) From the Closing and until the earlier of (i) the termination of the Standstill Period and (ii) the occurrence of a Share Aggregation Event, the Investor agrees to cause all Voting Securities Beneficially Owned by it to be counted as present for purposes of establishing a quorum and voted by proxy (returned sufficiently in advance of the deadline for proxy voting for Parent to have the reasonable opportunity to verify receipt) on or in accordance with the proxy card mailed by Parent to the shareholders of Parent in connection with the solicitation of any proxy (including, if applicable, through the execution of one or more written consents if shareholders of Parent are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of Parent), (w) in favor of all those persons nominated to serve as directors of Parent by the Parent Board or the Nominating and Corporate Governance Committee of the Parent Board, (x) in favor of Parent’s proposal for ratification of the appointment of Parent’s independent registered public accounting firm, (y) in favor of Parent’s “say-on-pay” proposal and any proposal by Parent relating to equity compensation that has been approved by the Compensation Committee of the Parent Board and (z) in accordance with the recommendation of the Parent Board with respect to any proposal brought by any stockholder of Parent (including any proposal pursuant to Rule 14a-8), in each case, to the extent such matters are to be voted upon by the shareholders of Parent (including through action by written consent), in accordance with the recommendation of the Parent Board. Except as set forth in this Section 1.10(a), neither the Investor nor any of its Affiliates nor any of their respective directors, officers, employees and consultants, including any Investor Directors, shall be under any obligation by virtue of this Agreement to vote in the same manner as recommended by the Parent Board or any other Person or in any other manner, other than in its sole discretion.

(b) From the Closing and until the earlier of (i) the termination of the Standstill Period and (ii) the occurrence of a Share Aggregation Event, the Investor hereby irrevocably appoints as its proxy and attorney-in-fact the Chief Executive Officer and the General Counsel of Parent, and each of them, in his or her capacity as such, and any individual who shall hereafter succeed to such offices of Parent, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by the Investor in accordance with Section 1.10(a); provided that such proxy may only be exercised if the Investor has failed to comply with the terms of Section 1.10(a) by the date that is three (3) Business Days prior to the applicable meeting (or within three (3) Business Days after the request for written consents, as applicable). This proxy is coupled with an interest and shall be irrevocable, and the Investor will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to any Voting Securities Beneficially Owned by it.

(c) The obligations set forth in this Section 1.10 shall not apply during any Material Parent Breach Period; it being understood, for the avoidance of doubt, that the obligations set forth in this Section 1.10 shall apply from and after termination of any Material Parent Breach Period by reason of a cure of the material breach giving rise to such Material Parent Breach Period.

(d) For so long as the Investor has any obligations under this Section 1.10, Parent shall be required to provide written notice to Investor, which may be satisfied by written notice to any Investor Designee, before it enters into a voting agreement or similar agreement with one or more holders of Voting Securities (other than the Investor). The Investor shall, within 10 Business Days following receipt of such notice inform Parent in writing of whether it intends to consult with the Federal Reserve Board concerning whether Parent’s entry into such voting agreement or similar agreement would result in a Share Aggregation Event. If the Investor informs Parent that it will consult with the Federal Reserve Board, then Parent shall not enter into any such voting agreement or similar agreement unless and until Investor informs Parent in writing that it has received confirmation from the Federal Reserve Board that doing so will not result in a Share Aggregation Event (“Federal Reserve Board Confirmation”). If, before receiving a Federal Reserve Board Confirmation, Parent enters into any voting agreement or similar agreement for which a Federal Reserve Board Confirmation was required, then a Share Aggregation Event shall be deemed to have occurred.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS; PREEMPTIVE RIGHTS

2.1 Transfer Restrictions.

(a) Subject to Section 2.2, other than solely in the case of a Permitted Transfer, the Investor shall not Transfer or publicly announce any intention to Transfer any Shares between the Closing Date and the date that is the earlier of (i) four (4) years from the Closing Date and (ii) at the Investor’s option (exercisable by the Investor by delivering written notice to Parent), any time following the date on which the size of the Parent Board is increased to more than fourteen (14) directors (even if there are two Investor Directors serving on the Parent Board at such time) (such option of the Investor to terminate the Restricted Period pursuant to this clause (ii), the “Board Size Increase Restricted Period Termination Option”) (such period, the “Restricted Period”); provided that on each anniversary of the Closing Date on which the Restricted Period remains in effect, such number of Shares as is equal to 25% of the Shares held by the Investor on the date hereof shall be released from, and shall be deemed to not be subject to, the prohibition on Transfer provided for in this Section 2.1(a).

(b) “Permitted Transfer” means, so long as such Transfer is in accordance with Applicable Law, a Transfer of Shares to an Affiliate of the Investor (a “Permitted Transferee”); provided, that a Permitted Transferee shall agree to be bound by the provisions of this Agreement by delivering a joinder to this Agreement in a form reasonably acceptable to Parent. In the event that, during the Restricted Period, any Permitted Transferee ceases to be an Affiliate of the Investor, then any prior Transfer to such Person shall become null and void and ownership and title to any such securities so transferred shall revert to the Investor.

(c) Prior to any Transfer of Shares, the Investor shall provide written notice to Parent at least three (3) Business Days in advance of such Transfer, which notice shall state (i) the expected date of the Transfer, (ii) the total number of Shares to be transferred and (iii) the identity of the Transferee, if known; provided, that the Investor shall not be required to provide such notice prior to a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act.

(d) Notwithstanding anything to the contrary contained herein, including Article V hereof and the expiration or inapplicability of the Restricted Period, the Investor shall not Transfer any Shares:

(i) other than in accordance with all Applicable Law and the other terms and conditions of this Agreement;

(ii) in one or more transactions in which any Person or Group purchases 2% or more of the outstanding Voting Securities;

(iii) to any Person or Group if, after giving effect to such Transfer, such Person or Group would Beneficially Own 5% or more of the outstanding Voting Securities; or

(iv) on any given day in an amount greater than 20% of the average daily trading volume of Parent Common Stock for the 20-trading day period immediately preceding the date of such Transfer;

except, in each case of clauses (ii), (iii) and (iv), in a Transfer effected (x) solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act, as long as the Investor does not have knowledge that the Transfer would otherwise violate any of clauses (ii), (iii) or (iv), and instructs the underwriters or broker to use reasonable best efforts to effect as wide a distribution of such Shares as is reasonably practicable without adversely affecting the pricing thereof and not sell any Shares to any Person or Group if the sale would, to their knowledge, otherwise violate any of clauses (ii), (iii) or (iv), or (y) pursuant to and in accordance with Section 2.2.

(e) The restrictions set forth in Section 2.1(a) or 2.1(d) shall not apply to Transfers of Shares pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination (i) involving Parent or any of its Affiliates pursuant to which more than 50% of the Voting Securities or the consolidated total assets of Parent and its Affiliates, taken as a whole, would be acquired or received by any Person (other than Parent or its Subsidiaries) in one or a series of related transactions or (ii) involving the Investor or any Affiliate of the Investor (and not, for the avoidance of doubt, any transaction pursuant to which the Shares are directly transferred in violation of this Agreement) in which (x) the Shares represent less than 25% of the value of the consolidated total assets of the Investor and its Affiliates that would be acquired or received by any Person (other than the Investor or its Subsidiaries) and (y) if this Agreement is not assumed by such Person by operation of law, such Person agrees to be bound by the provisions of this Agreement by delivering a joinder to this Agreement in a form reasonably acceptable to Parent.

(f) Without limiting any other provision of this Article II, prior to any Transfer of Shares (except in a Permitted Transfer), to the extent permitted by Applicable Law and practicable under the circumstances, the Investor will reasonably cooperate with Parent in formulating a plan for the orderly disposition of such Shares in a manner reasonably and in good faith intended to minimize any potential adverse effect on the trading price of Parent Common Stock and will keep Parent reasonably informed and updated with respect to its plans for the disposition of such Shares and the anticipated timing thereof. The Investor agrees to use reasonable best efforts to provide written notification to Parent within five (5) Business Days after the end of each calendar quarter in which it has transferred any Shares, including the number of Shares transferred by the Investor during the previous month and (other than in the case of a Transfer effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V (including any “block trade” registered under the Securities Act) or open market transactions pursuant to Rule 144 under the Securities Act in which the identity of the Transferees is not reasonably ascertainable) the identity of any Transferee; provided, that any public disclosure (including pursuant to the Exchange Act or the Securities Act) regarding a Transfer will be deemed to have satisfied such notification obligations pursuant to this sentence with respect to such Transfer.

(g) The right of the Investor or any of its Affiliates or Permitted Transferees to Transfer Shares Beneficially Owned by such Person is subject to the restrictions set forth in this Section 2.1, and no Transfer by any Person of Shares Beneficially Owned by such Person may be effected except in compliance with this Section 2.1. Any Transfer or attempted Transfer of Shares in violation of this Agreement shall be of no effect and null and void ab initio, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

(h) Without limiting the foregoing, and notwithstanding anything herein to the contrary, the Investor agrees that it will not Transfer any Shares, except pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal and foreign securities Laws.

(i) Any certificates for Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under the Securities Act and under this Agreement, which legend shall state in substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (II) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND IN COMPLIANCE WITH ALL APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN SECURITIES LAWS.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A INVESTOR RIGHTS AGREEMENT, DATED AS OF APRIL 1, 2022, AMONG VALLEY NATIONAL BANCORP (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).”

(j) Notwithstanding Section 2.1(i), the holder of any certificate(s) for Shares shall be entitled to receive from Parent new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on Transfer of such Shares under the Securities Act or any other applicable securities Laws of any other foreign, federal, state, local or other jurisdiction, unless such Shares are sold pursuant to an effective registration statement, subject to receipt by Parent of an opinion of counsel, which opinion is reasonably satisfactory in form and substance to Parent and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable securities Laws of any other foreign, federal, state, local or other jurisdiction; provided, that such Transfer is permitted under this Agreement.

2.2 Exception to Transfer Restrictions.

(a) During the Restricted Period, and subject to Applicable Law, in the event that Parent proposes to issue to one or more third parties any Parent Common Stock in a capital raising transaction for cash consideration, other than in an Exempt Issuance (a “Parent Share Issuance”):

(i) the restrictions set forth in Section 2.1(a) shall not apply and the Investor shall be permitted to Transfer Shares; provided, that such Transfer is made in accordance with Applicable Law and this Section 2.2;

(ii) Parent shall give the Investor prompt written notice thereof (a “Parent Share Issuance Notice”), which shall specify the number of shares of Parent Common Stock proposed to be sold, the expected date of such issuance and the expected price (which may be a formula or unspecified future closing price) at which such shares of Parent Common Stock will be sold; and

(iii) the Investor shall have the right upon written notice to Parent within three (3) Business Days after delivery of such Parent Share Issuance Notice to participate in the Parent Share Issuance, on a pro rata basis, such that the Investor may sell up to a number of Shares equal to the product of (x) the aggregate number of shares of Parent Common Stock to be sold in the Parent Share Issuance and (y) the quotient equal to (in each case measured as of immediately prior to such Parent Share Issuance) (A) the aggregate number of Shares then owned by the Investor divided by (B) the total number of shares of Parent Common Stock then outstanding;

provided, that notwithstanding the foregoing or the delivery of a Parent Share Issuance Notice, Parent shall reserve the right to abandon and not consummate any Parent Share Issuance at any time in its sole discretion, and in the event any Parent Share Issuance is so abandoned, the Investor shall not have any rights to require Parent to sell any Shares in connection therewith.

(b) An “Exempt Issuance” means an offer, sale or issuance of Parent Common Stock:

(i) to officers, employees, service providers or directors of Parent or any of its Affiliates pursuant to a profit sharing or other equity compensation or incentive plan (including any employee stock ownership plan, or other compensation agreements or arrangements), or in connection with any dividend or distribution reinvestment plan;

(ii) in connection with any direct or indirect merger, acquisition, stock or asset purchase, joint venture, reorganization, consolidation, business combination or similar transaction involving Parent or any of its Affiliates, whether an issuance directly to the shareholders of the counterparty to such transaction, or otherwise conducted to facilitate such transaction (including to meet pro forma capital level objectives or to facilitate the payment of cash consideration in connection with any such transaction);

(iii) pursuant to or in connection with any regulatory order, directive or instruction to meet minimum or recommended capital levels (a “Regulatory Exempt Issuance”);

(iv) in exchange for or upon the exercise or conversion of any options, warrants, convertible notes or similar rights or derivative securities that are or may become convertible into or exercisable or exchangeable for shares of Parent Common Stock; or

(v) in connection with any stock split, stock dividend, subdivision, recapitalization, exchange or similar reorganization.

2.3 Standstill Provisions.

(a) During the Standstill Period, the Investor shall not, directly or indirectly, and shall not permit any of its Controlled Affiliates or any of its Representatives acting on its behalf or at its direction, directly or indirectly, to:

(i) acquire, agree to acquire, propose or offer to acquire, facilitate the acquisition or ownership of, or solicit the acquisition of, by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of any Voting Securities, or securities of Parent that are convertible, exchangeable or exercisable into Voting Securities, other than (A) as a result of any stock split, stock dividend, subdivision, recapitalization or similar reorganization of Voting Securities effected by Parent or (B) issuances by Parent of Voting Securities or options, warrants or other rights to acquire Voting Securities (or the exercise thereof) to any Investor Director as compensation for his or her membership on the Parent Board; provided that, in the event of any offer, sale or issuance of Parent Common Stock or other Equity Interests of Parent following the Closing Date, this clause (i) shall not prohibit the Investor from acquiring securities of Parent in order to maintain the Investor Percentage Interest as of the Closing Date;

(ii) deposit any Voting Securities into a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other Contract, or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 1.10 or (B) otherwise to Parent or a Person specified by Parent in a proxy card provided to shareholders of Parent by or on behalf of Parent );

(iii) enter, agree to enter, publicly propose or offer to enter into, or make any public announcement with respect to, or knowingly facilitate or encourage, any merger, business combination, recapitalization, restructuring, change in control transaction, sale of all or a material portion of the assets of Parent or any of its Subsidiaries or other similar extraordinary transaction involving Parent or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Parent Board and there has otherwise been no breach of this Section 2.3 in connection with or relating to such transaction);

(iv) make, or knowingly facilitate, encourage or otherwise participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any Voting Securities;

(v) call, or seek to call, a meeting of the shareholders of Parent or initiate any shareholder proposal for action by shareholders of Parent, including action by written consent;

(vi) form, join or in any way participate in a Group (other than with its Permitted Transferee that is bound by the restrictions of this Section 2.3(a) or a Group which consists solely of the Investor and any of its Controlled Affiliates), with respect to any Voting Securities;

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Parent (provided, that this clause (vii) shall in no way limit the activities of any Investor Director taken in good faith in his or her capacity as a Director);

(viii) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Voting Securities to any third party;

(ix) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing; or

(x) advise, assist, knowingly encourage, knowingly act as a financing source for, enter into any discussions, negotiations, agreements, or arrangements or other Contracts with or otherwise knowingly invest in any other Person in connection with any of the foregoing;

provided that, notwithstanding anything to the contrary in this Section 2.3(a), (1) the Investor and any of its Affiliates may at any time (A) initiate and engage in private discussions with, and submit non-public, confidential proposals to, the Parent Board (or any committee or other designee thereof) or (B) make a confidential request to Parent seeking an amendment or waiver of this Section 2.3(a), in each case so long as such proposals or requests do not require public disclosure and the making of such proposal or request would not reasonably be expected to require Parent to make a public announcement of its receipt and (2) for the avoidance of doubt, (A) (x) the consummation of the transactions contemplated by the Merger Agreement and (y) the Investor’s exercise of its rights or the performance of its obligations in accordance with any other Transaction Documents shall not be deemed violations of this Section 2.3(a) and (B) nothing in this Section 2.3(a) shall limit the ability of any Investor Director to vote or otherwise exercise its fiduciary duties, in each case in such Investor Director’s capacity as a member of the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board).

(b) The Investor further agrees that, during the Standstill Period, it shall not, directly or indirectly, and shall not permit any of its Controlled Affiliates or any of its Representatives acting on its behalf or at its direction, directly or indirectly, to (x) publicly request Parent to amend or waive any provision of this Section 2.3 (including this sentence) or (y) take any action that would reasonably be expected to require Parent to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or any other matter described in this Section 2.3.

(c) Notwithstanding the foregoing, this Section 2.3 shall not prevent, limit or affect in any matter whatsoever, (i) the Investor or any of its Affiliates from engaging in any activities on behalf of clients in connection with brokerage, custodial, discretionary and other money and asset management, mutual and other similar fund or research businesses, activities and services in the ordinary course of its business; provided that the purpose of the Investor or its Affiliates is not to avoid the provisions of this Section 2.3, (ii) the Investor from designating any Investor Designee in accordance with this Agreement or taking any action to cause such Investor Designee to be appointed to the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board) or (iii) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties, in each case in such Investor Director’s capacity as a member of the Parent Board or the Parent Bank Board (or any committee of the Parent Board or the Parent Bank Board).

(d) “Standstill Period” means the period from the Closing Date until the Second Threshold Date.

(e) The restrictions in this Section 2.3 shall not apply during any Material Parent Breach Period; it being understood, for the avoidance of doubt, that the restrictions in this Section 2.3 shall apply from and after termination of any Material Parent Breach Period by reason of a cure of the material breach giving rise to such Material Parent Breach Period.

2.4 Preemptive Rights.

(a) Until the Second Threshold Date, if Parent proposes to issue a number of shares of Parent Common Stock constituting more than 2% of the shares of Common Stock of Parent then outstanding, other than in an Exempt Issuance, then Parent shall:

(i) give written notice to the Investor Parties (no less than five (5) Business Days prior to the closing of such issuance or, if Parent reasonably expects such issuance to be completed in less than five (5) Business Days, such shorter period (which shall not be less than three (3) Business Days, and which shall be as long as commercially practicable), setting forth in reasonable detail (A) the expected price (which may be a formula or unspecified future closing price) and other terms of the proposed sale of such Parent Common Stock and (B) the amount of such Parent Common Stock proposed to be issued (the “Proposed Securities”); provided that following the delivery of such notice, Parent shall deliver to the Investor Parties any such information the Investor Parties may reasonably request in order to evaluate the proposed issuance, except that Parent shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the other proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities (in the aggregate, pro rata among the Investor Parties) equal to the Investor Percentage Interest (calculated as of immediately prior to the issuance of the Proposed Securities).

(b) The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by irrevocable written notice to Parent, to accept Parent’s offer and irrevocably commit to purchase any or all of the Proposed Securities offered to be sold by Parent to the Investor Parties on the terms specified in such notice from Parent, which notice must be given within three (3) Business Days after receipt of such notice from Parent (or such shorter period if the notice by Parent was sent in accordance with the preceding paragraph less than three (3) Business Days prior to the proposed issuance date, and in no event less than two (2) Business Days) (the failure of the Investor to respond within such time period shall be deemed a waiver of the Investor Parties’ rights under this Section 2.4 with respect to the applicable issuance of Proposed Securities). The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by the Investor Parties may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority. Upon the expiration of the offering period described above, Parent will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the 90 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 2.4(a). Any Proposed Securities offered or sold by Parent after such 90-day period must be reoffered to issue or sell to the Investor Parties pursuant to and subject to the terms of this Section 2.4. Notwithstanding anything in this Section 2.4 to the contrary, Parent shall not be under any obligation to consummate any proposed issuance of Proposed Securities giving rise to the preemptive rights set forth in this Section 2.4, and there shall be no liability on the part of Parent or any other person to any of the Investor Parties, their Affiliates or any other person if Parent does not consummate a previously proposed issuance of Proposed securities, regardless of whether the Investor Parties have delivered an irrevocable notice pursuant to this Section 2.4(b).

(c) The election by the Investor, on behalf of the applicable Investor Parties, not to exercise its subscription rights under this Section 2.4 in any one instance shall not affect their right as to any subsequent proposed issuance.

(d) In the case of an issuance subject to this Section 2.4(d) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Parent Board.

(e) Parent shall have no obligations pursuant to this Section 2.4 (including any obligation to offer to issue and sell to the Investor Parties any Proposed Securities) if the Parent board reasonably determines in good faith, after consultation with the Investor and supported by the written advice of outside counsel to Parent, that the exercise of the Investor Parties’ rights under this Section 2.4 would reasonably be expected to result in a materially adverse tax, accounting, legal or regulatory consequence to Parent or any of its Subsidiaries (which for the avoidance of doubt does not include the occurrence of a CBC Act Effect).

ARTICLE III

NON-COMPETE AND NON-SOLICITATION

3.1 Non-Compete.

(a) Until the later of (x) the expiration of the Standstill Period and (y) the second (2nd) anniversary of the Closing Date, except as permitted by this Section 3.1, the Investor shall not, and shall cause its Affiliates not to, directly or indirectly (whether alone or jointly with another Person): (i) operate, engage in or carry on any Restricted Activities or (ii) have any type of ownership in or right to acquire any equity ownership in any Person that engages in any Restricted Activities.

(b) “Restricted Activities” means owning, managing, operating, or engaging in any of the businesses that the Company or any of its Subsidiaries owned, managed, operated or engaged in as of immediately prior to the Closing in the U.S. or other geographic regions in which the Company or any of its Subsidiaries engaged in such businesses as of immediately prior to the Closing, including, but not limited to, (i) the business of accepting deposits in the U.S. or from customers based in or located in the U.S., (ii) the business of commercial lending in the U.S. or to customers based in or located in the U.S. and (iii) asset management, wealth management, broker-dealer, insurance and venture capital businesses conducted (x) in the countries in which the Company or any of its Subsidiaries conducted such activities as of immediately prior to the Closing (including the U.S., Mexico and Latin America) or (y) with any clients of the Company or its Subsidiaries as of immediately prior to the Closing.

(c) Notwithstanding the foregoing, this Section 3.1 will not prohibit or otherwise limit the Investor or any of its Affiliates from: (i) owning or holding up to 10% of the outstanding Equity Interests of any Person, including any such Person engaged in Restricted Activities; (ii) owning or holding Equity Interests in financial companies that do not hold banking licenses constituting less than 20% of the outstanding Equity Interests in any such company; (iii) owning, holding or exercising rights of ownership with respect to any Equity Interest in a fiduciary or agency capacity or otherwise for the benefit of a third party; (iv) merging, consolidating or otherwise engaging in a business combination with, or selling substantially all of its assets to any third party engaged in Restricted Activities; provided, that in the case of any such merger, consolidation or business combination, immediately following consummation of such transaction, the Investor, its Affiliates and their respective stockholders, in the aggregate, immediately prior to such transaction own less than 25% of the Equity Interests in the surviving entity or its ultimate parent, as applicable; (v) acquiring any business or business unit or division that generates less than 20% of its revenues from Restricted Activities in the last fiscal year prior to such acquisition; (vi) engaging in the business of accepting deposits or commercial lending, in each case, with customers (whether such Persons were or were not customers as of the date hereof) of the Investor or any of its Affiliates (not including, for the avoidance of doubt, the Company or any of its Subsidiaries) in each case, to the extent such business is conducted in the U.S., in the manner in which Investor or any of its Affiliates (other than the Company and its Subsidiaries) engaged in such business in the U.S. as of the date of the Merger Agreement; (vii) engaging in lending in the U.S. or to customers based in or located in the U.S. by virtue of participating in a lending syndicate or other loan participation, in each case arranged by a third party; or (viii) engaging in business activities in which the Investor or any of its Affiliates (not including, for the avoidance of doubt, the Company or any of its Subsidiaries) engaged in on or prior to the date of the Merger Agreement, in each case, to the extent such business is conducted in the U.S., in the manner in which Investor or any of its Affiliates (other than the Company and its Subsidiaries) engaged in such business activities in the U.S. as of the date of the Merger Agreement.

3.2 Non-Solicitation.

(a) Until the later of (x) the expiration of the Standstill Period and (y) the second (2nd) anniversary of the Closing Date, the Investor covenants and agrees that, to the fullest extent permitted by Applicable Law, the Investor shall not, and shall cause its Affiliates not to, without the prior written consent of Parent, directly or indirectly (whether alone or jointly with another Person), (a) hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor) any individual who is an employee or officer of Parent or any of its Affiliates, including the Company and its Subsidiaries, as of immediately following the Closing with a title of Vice President or more senior and, solely with respect to such employees or officers of Parent or any of its Affiliates who as of immediately prior to the Closing were not employees or officers of the Company or any of its Subsidiaries, with whom the Investor has had contact or who (or whose performance) became known to the Investor in connection with the negotiation of the transactions contemplated by the Merger Agreement or (b) otherwise knowingly encourage any such individual to terminate his or her employment or service to Parent or its Affiliates; provided, however, that the restrictions of this Section 3.2(a) shall not prohibit (i) solicitation of any individual through any general advertisement, or any search firm, placement agency or recruiting agency engagement which, in any such case, is not directed or targeted at any such individual, (ii) solicitation of or hiring any individual whose employment with Parent or its applicable Affiliate terminated after the Closing and at least six (6) months prior to the commencement of employment discussions with such individual or (iii) solicitation of or hiring any individual who has, without any encouragement from the Investor or any of its Affiliates, relocated (on a full-time basis) or otherwise changed their permanent residence to Israel.

(b) Until the second (2nd) anniversary of the Closing Date, Parent covenants and agrees that, to the fullest extent permitted by Applicable Law, Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Investor, directly or indirectly (whether alone or jointly with another Person), (a) hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor) any individual who is an employee or officer of the Investor or any of its Affiliates as of immediately following the Closing constituting a “Forum 100” or more senior employee or officer and with whom Parent has had contact or who (or whose performance) became known to Parent in connection with the negotiation of the transactions contemplated by the Merger Agreement or (b) otherwise knowingly encourage any such individual to terminate his or her employment or service to the Investor or its Affiliates; provided, however, that the restrictions of this Section 3.2(b) shall not prohibit (i) solicitation of any individual through any general advertisement, or any search firm, placement agency or recruiting agency engagement which, in any such case, is not directed or targeted at any such individual, or (ii) solicitation of or hiring any individual whose employment with the Investor or its applicable Affiliate terminated after the Closing and at least six (6) months prior to the commencement of employment discussions with such individual or (iii) solicitation of or hiring any individual who has, without any encouragement from Parent or any of its Affiliates, relocated (on a full-time basis) or otherwise changed their permanent address to the U.S.

3.3 Remedies. The Investor and Parent recognize that the territorial, time and scope limitations set forth in this Article III are reasonable and are properly required for the protection of the parties’ legitimate interests in client and employee relationships, goodwill and trade secrets. For the avoidance of doubt, in the event of a breach or threatened breach of the obligations under this Article III by a party hereto or any of its Affiliates, the other party hereto, in addition to all other available remedies, shall be entitled to seek specific performance to enforce the provisions of this Article III in accordance with Section 8.9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Investor. The Investor hereby represents and warrants to Parent as follows:

(a) The Investor: (i) is acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, (iv) understands that the Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom, (v) has carefully considered the potential risks relating to Parent and the acquisition of the Shares, (vi) has had the opportunity to ask questions of, and receive answers from Parent concerning the terms and conditions of the investment and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it has had access, and (vii) has made, either alone or together with its advisors, such independent investigation of Parent as it deems to be, or its advisors deem to be, necessary or advisable in connection with this investment.

(b) The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Investor has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(c) The execution and delivery by the Investor of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) its organizational documents or (z) any material contract or agreement to which it is a party.

(d) The execution and delivery by the Investor of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(e) This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The Investor does not, as of the date hereof, Beneficially Own any Voting Securities, other than any Voting Securities acquired pursuant to the Merger Agreement.

(g) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which it has a contractual obligation with respect to the voting or Transfer of any Voting Securities or which are otherwise inconsistent with or conflict with any provision of this Agreement.

4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Investor as follows:

(a) Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by Parent of this Agreement and the performance of the obligations of Parent under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of Parent or (z) any material contract or agreement to which Parent is a party.

(c) The execution and delivery by Parent of this Agreement and the performance of the obligations of Parent under this Agreement have been duly authorized by all necessary corporate action on the part of Parent and does not require any corporate or other action on the part of any trustee or beneficial or record owner of any equity interest in it, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE V

REGISTRATION

5.1 Demand Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof (x) solely during any period that Parent is then-ineligible under Applicable Law to register Registrable Securities on Form S-3 pursuant to Section 5.3 or (y) following the expiration of Parent’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 5.3(b), but only if there is no Shelf Registration Statement then in effect, the Investor shall be entitled to make five (5) written requests of Parent (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by the Investor that equals or is greater than the Registrable Amount (a “Demand Registration”); provided that Investor shall not be entitled to make more than two (2) Demands during any twelve (12)-month period. Thereupon Parent will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which Parent has been so requested to register by the Investor for disposition in accordance with the intended method of disposition stated in such Demand; and

(ii) all shares of Parent Common Stock which Parent may elect to register in connection with any offering of Registrable Securities pursuant to this Section 5.1;

but, in each case, subject to Section 5.1(g), and all to the extent necessary to permit the orderly disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Parent Common Stock, if any, to be so registered; provided, that Parent may use a registration statement on Form S-3 or any successor form thereto if Parent would qualify to use such form within thirty (30) days after the date on which the Demand Registration is given and Parent shall not be required to file such registration statement until it is so qualified.

(b) A Demand shall specify: (i) the number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, including whether such Demand Registration will be an Underwritten Offering and (iii) the estimated gross proceeds of such Demand Registration, which may not be less than the Registrable Amount.

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least sixty (60) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of Parent or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to sixty (60) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority such that no sales are possible thereunder for a period of ten (10) consecutive days or more, other than by reason of any act or omission by the Investor.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be reasonably selected by Parent and reasonably acceptable to the Investor.

(e) Parent shall not be obligated to (i) subject to Section 5.1(b), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than ninety (90) days or (ii) effect any Demand Registration (A) within six (6) months of a “firm commitment” Underwritten Offering in which the Investor was offered “piggyback” rights pursuant to Section 5.2 (subject to Section 5.2(b)) and at least 75% of the number of Registrable Securities requested by the Investor to be included in such Demand Registration were included and sold, (B) within six (6) months of the completion of any other Demand Registration (including any Underwritten Offering pursuant to any Shelf Registration Statement), (C) if, in Parent’s reasonable judgment, it is not feasible for Parent to proceed with the Demand Registration because of the unavailability of audited or other required financial statements or other required information; provided, that Parent shall use its commercially reasonable efforts to obtain such financial statements or information as promptly as practicable or (D) for an amount that is less than the Registrable Amount.

(f) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone (upon written notice to the Investor) the filing or the effectiveness of, or suspend the use of, a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. The Investor agrees to suspend the use of any registration statement in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities upon receipt of such notice. In the event of a Blackout Period under clause (ii) of the definition thereof, Parent shall deliver to the Investor a certificate signed by either the chief executive officer or the chief financial officer of Parent certifying that the conditions described in clause (ii) of the definition of Blackout Period are met.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) Parent that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Demand Registration, then Parent shall include in such registration statement only such securities as Parent is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Investor, which, in the opinion of the lead managing underwriter(s), can be sold without such an effect; (ii) second, securities Parent proposes to sell; and (iii) third, all other securities of Parent duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by Parent.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Investor shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed).

(i) The Investor may, by written notice to Parent, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable registration statement; provided, that the Investor reimburses Parent for all reasonable, out-of-pocket expenses incurred by Parent in connection with such Demand Registration. Upon receipt of notice from the Investor to such effect, or if such withdrawal shall reduce the number of Registrable Securities sought to be included in such Demand Registration below the Registrable Amount, Parent shall cease all efforts to seek effectiveness of the applicable registration statement, unless Parent intends to effect a primary offering of securities pursuant to such registration statement. In any such event, such Demand Registration shall count as a Demand Registration for purposes of the limitations set forth in Section 5.1(a).

5.2 Piggyback Registrations.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, whenever Parent proposes to register any Parent Common Stock under the Securities Act (other than a registration by Parent (i) on Form S-4 or any successor form thereto (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (ii) on Form S-8 or any successor form thereto (or other registration solely relating to an offering or sale to employees or directors of Parent pursuant to any employee stock plan or other employee benefit arrangement), (iii) on a Shelf Registration Statement, (iv) in connection with any dividend or distribution reinvestment or similar plan or (v) pursuant to Section 5.1) (such registration other than those referred to in the immediately preceding parenthetical, a “Piggyback Registration”), whether for its own account or for the account of others, Parent shall give the Investor prompt written notice thereof (but not less than seven (7) Business Days prior to the filing by Parent with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Parent Common Stock proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by Parent of the proposed minimum offering price of such shares of Parent Common Stock, in each case to the extent then known. Subject to Section 5.2(b), Parent shall include in each such Piggyback Registration all Registrable Securities held by the Investor with respect to which Parent has received a written request (which written request shall specify the number of Registrable Securities requested to be disposed of by the Investor) for inclusion therein within four (4) Business Days after such Piggyback Notice is received by the Investor.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises Parent that, in its opinion, the inclusion of all the shares of Parent Common Stock sought to be included in such Piggyback Registration by (i) Parent, (ii) other Persons who have sought to have shares of Parent Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Investor and (iv) any other proposed sellers of shares of Parent Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Piggyback Registration, then Parent shall include in the registration statement applicable to such Piggyback Registration only such shares of Parent Common Stock as Parent is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for Parent’s own account, then (A) first, such number of shares of Parent Common Stock to be sold by Parent, and (B) second, Registrable Securities of the Investor and shares of Parent Common Stock sought to be registered by Other Demanding Sellers and by Other Proposed Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by the Investor and the number of shares of Parent Common Stock proposed to be sold by such Other Demanding Sellers and by such Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for Parent’s own account, then (A) first, such number of shares of Parent Common Stock sought to be registered by the Other Demanding Sellers, (B) second, shares of Parent Common Stock to be sold by Parent, and (C) third, Registrable Securities of the Investor and shares of Parent Common Stock sought to be registered by Other Proposed Sellers, pro rata on the basis of the number of shares of Parent Common Stock proposed to be sold by the Investor and the number of shares of Parent Common Stock proposed to be sold by such Other Proposed Sellers.

(c) In connection with any Underwritten Offering under this Section 5.2, Parent shall not be required to include the Registrable Securities of the Investor in the Underwritten Offering unless the Investor accepts the terms of the underwriting as agreed upon between Parent and the lead managing underwriter(s), which shall be selected by the Parent.

(d) If, at any time after giving written notice of its intention to register any shares of Parent Common Stock as set forth in this Section 5.2, Parent shall determine for any reason not to register such shares of Parent Common Stock, Parent may, at its election, give written notice of such determination to the Investor and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration.

5.3 Shelf Registration Statement.

(a) From and after the expiration of the Restricted Period, subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to Parent, the Investor may by written notice delivered to Parent (the “Shelf Notice”) require Parent to use commercially reasonable efforts to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by the Investor that equals or is greater than the Registrable Amount. Notwithstanding the foregoing, to the extent that upon the expiration of the Restricted Period, Parent is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), a Shelf Notice shall not be required and Parent shall use commercially reasonable efforts to file, as soon as reasonably practicable following the expiration of the Restricted Period, the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by the Investor. Parent shall be deemed to have satisfied its obligations under this Section 5.3(a) if such Registrable Securities have been registered on the Shelf Registration Statement contemplated by Section 5.16 of the Merger Agreement and for so long as such Registration Statement remains effective, it being understood that, notwithstanding the effectiveness of such Registration Statement or anything herein to the contrary, the Investor shall not be entitled to deliver a Take-Down Notice until the expiration of the Restricted Period, and the Transfer restrictions contained in Article II shall continue to apply in all respects in accordance with their terms.

(b) Subject to Section 5.3(c), Parent will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) three (3) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which this Agreement terminates pursuant to Section 8.1.

(c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled, from time to time, by providing written notice to the Investor, to require the Investor to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period and the Investor agrees to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities upon receipt of such notice. In the event of a Blackout Period under clause (ii) of the definition thereof, Parent shall deliver to the Investor a certificate signed by either the chief executive officer or the chief financial officer of Parent certifying that the conditions described in clause (ii) of the definition of Blackout Period are met.

(d) At any time that a Shelf Registration Statement is effective, if the Investor delivers a notice to Parent (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then Parent shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering; provided, that Parent shall not be obligated to effect more than two (2) Shelf Offerings during any twelve (12)-month period or to effect any Shelf Offering for less than the Registrable Amount.

(e) In connection with any Shelf Offering, if the lead managing underwriter(s) advises Parent and the Investor that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Shelf Offering would adversely affect the price, timing or distribution of the securities offered, the market for the securities offered or the success of such Shelf Offering, then there shall be included in such Shelf Offering only such securities as the Investor is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 5.1(g). Except as otherwise expressly specified in this Section 5.3, any Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article V as would be applicable to a Demand Registration (i.e., as if such Shelf Offering were a Demand Registration), including Section 5.1(e)(ii), Section 5.1(g) and Section 5.1(i).

(f) If any of the Registrable Securities is to be sold in a Shelf Offering initiated by the Investor, the Investor shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed).

5.4 Holdback Agreements. In connection with any Underwritten Offering, the Investor agrees to enter into customary agreements restricting the public sale or distribution of equity securities of Parent (including sales pursuant to Rule 144 under the Securities Act) to the extent required by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than seven (7) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s). If any Demand Registration or Shelf Offering involves an Underwritten Offering, Parent will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days after the effective date of such registration except as may otherwise be agreed between Parent and the lead managing underwriter(s) of such Underwritten Offering.

5.5 Registration Procedures.

(a) If and whenever Parent is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 5.1 or Section 5.3, Parent shall as promptly as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article V; provided, however, that Parent may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, Parent will furnish to the Investor, its counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to Parent’s books and records, officers, accountants and other advisors; provided, that Parent shall not have any obligation to modify any information if Parent reasonably expects that so doing would cause (i) the registration statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the prospectus to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article V, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, as promptly as reasonably practicable, include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after Parent has received such request; provided, however, that Parent shall not be required to take any actions under this Section 5.5(a)(iii) that are not, in the opinion of counsel for Parent, in compliance with Applicable Law;

(iv) furnish to the Investor and each underwriter, if any, of the securities being sold by the Investor such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as the Investor and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Investor;

(v) use commercially reasonable efforts to register or qualify or cooperate with the Investor, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Investor and any underwriter of the securities being sold by the Investor shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary to enable the Investor and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor, except that Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed;

(vii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(viii) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings, which the Investor shall also be required to enter into) and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities;

(ix) in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the Investor and underwriter(s) (A) opinions of counsel for Parent, covering the legal matters customarily covered in opinions requested of legal counsel to issuers in underwritten secondary offerings and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified Parent’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(x) make available for inspection by the Investor, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by the Investor or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and instruments of Parent and other relevant information of Parent (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that Parent shall not be required to provide any information under this clause (x) if (A) Parent believes, after consultation with counsel for Parent, that to do so would cause Parent to forfeit an attorney-client or other applicable privilege that was applicable to such information or (B) if either (1) Parent has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) Parent reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless, prior to furnishing any such information with respect to clause (1) or (2), the Investor enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to Parent; provided, further, that the Investor agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to Parent and allow Parent, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xi) as promptly as practicable notify the Investor and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of Parent contained in any underwriting agreement contemplated by Section 5.5(a)(viii) cease to be true and correct in any material respect; and (F) upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Investor, promptly prepare and furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that Parent shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiii) cooperate with the Investor and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or the Investor may request and keep available and make available to Parent’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xv) have appropriate officers of Parent prepare and make presentations at a reasonable and customary number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Investor and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) Parent may require the Investor and each underwriter, if any, to furnish Parent in writing such information regarding the Investor or underwriter and the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing to complete or amend the information required by such registration statement. The Investor shall as promptly as practicable notify in writing Parent and the underwriters, if any, with respect to any registered offering of Registrable Securities if at any time the representations and warranties of the Investor contained in any underwriting agreement cease to be true and correct in any material respect and upon becoming aware of the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference, to the extent based on information provided by the Investor, untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent based on information provided by the Investor.

(c) The Investor agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.5(a)(xi), the Investor shall forthwith discontinue the Investor’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.5(a)(xi), or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that Parent shall extend the time periods under Section 5.1(b) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3 (or any successor form), Parent shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Parent under the Exchange Act, at any time when Parent is subject to such reporting requirements; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by Parent as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed or furnished by Parent with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

5.6 Registration Expenses. All fees and expenses incident to Parent’s performance of its obligations under this Article V, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of Parent’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions) and (e) expenses of Parent incurred in connection with any “road show”, shall be borne solely by Parent whether or not any registration statement is filed or becomes effective. The Investor shall pay (i) all underwriters’, brokers’ or dealers’ discounts or commissions and transfer taxes, if any, relating to the sale of the Investor’s Registrable Securities pursuant to any registration, (ii) all underwriters’, brokers’ or dealers’ expenses, including road show and travel expenses and (iii) its legal fees and expenses.

5.7 Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, Parent shall notify the Investor, if the Investor has timely provided the requisite notice hereunder entitling the Investor to register Registrable Securities in such registration statement, of the information, documents and instruments from the Investor that Parent or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If Parent has not received, on or before the second (2nd) Business Day before the expected filing date, the Requested Information from the Investor, Parent may file the registration statement without including Registrable Securities of the Investor. The failure to so include in any registration statement the Registrable Securities of the Investor (with regard to that registration statement) shall not result in any liability on the part of Parent to such holder.

5.8 Registration Indemnification.

(a) Parent agrees to indemnify and hold harmless, to the fullest extent permitted by Applicable Law, the Investor and its Affiliates and their respective officers, directors, employees, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Investor or such other indemnified Person and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of or resulting from any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus filed pursuant to this Agreement or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.8(a)) will reimburse the Investor, each of its Affiliates, and each of their respective officers, directors, employees, accountants, attorneys and agents, and each such Person who controls the Investor and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except in each case insofar as the same are caused by any information furnished to Parent by any other party expressly for use therein.

(b) In connection with any registration statement in which the Investor is participating the Investor shall indemnify Parent and its Affiliates and their respective officers, directors, employees, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Parent or such other indemnified Person and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, from and against all Losses, as incurred, arising out of or resulting from any untrue statement (or alleged untrue statement) of material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus filed pursuant to this Agreement or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.8(b)) will reimburse Parent, each of its Affiliates, and each of their respective officers, directors, employees, accountants, attorneys and agents, and each such Person who controls Parent and the officers, directors, employees, accountants, attorneys and agents of each such controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with information furnished to Parent by the Investor for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, the Investor shall not be required to provide indemnification in excess of the amount received in the aggregate by the Investor and its Affiliates from its sale of Registrable Securities in connection with the offering that gave rise to the indemnification obligation.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party (based upon advice of its counsel) reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for all indemnified parties in connection therewith)). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Investor shall not be required to make a contribution in excess of the amount received by the Investor from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VI

PRE-CLOSING REORGANIZATION AND TRANSACTION EXPENSES INDEMNITY

6.1 Pre-Closing Reorganization Indemnification. Subject to the provisions of this Article VI, from and after the Closing, the Investor shall indemnify, defend and hold harmless Parent, its Affiliates and each of their respective officers, directors, employees, agents and other representatives (each, a “Parent Indemnitee”) against and from any and all Losses actually incurred, paid or otherwise suffered, directly or indirectly, by the Parent Indemnitees as a result of, based upon or arising out of any claims made, or actions or proceedings initiated, in each case, by or on behalf of any former holder of any Equity Interests of the Company Bank Subsidiary or any Person claiming to be such a former holder, with respect to any matter, event, state of facts or occurrence in connection with, arising out of or as a result of effecting all or any part of the Pre-Closing Reorganization (as defined in the Merger Agreement). The procedures and matters set forth in Sections 5.8(c) and 5.8(d) shall apply to the indemnification contemplated by this Section 6.1 mutatis mutandis. Without limiting the foregoing, within five (5) Business Days of the Closing, Investor shall promptly pay to Parent, by wire transfer of immediately available funds, cash in an amount equal to the aggregate amount of cash paid to minority stockholders of the Company Bank Subsidiary in connection with the Pre-Closing Reorganization, solely to the extent such amounts were not (i) set-off against the Per Share Cash Consideration paid to the Investor or any of its Affiliates that is a stockholder of the Company in connection with the Merger or (ii) otherwise paid by the Investor or any of its Affiliates (other than the Company and its Subsidiaries) at or prior to the Closing.

6.2 Non-Specified Transaction Expenses. Subject to the provisions of this Article VI, from and after the Closing, the Investor shall indemnify, defend and hold harmless Parent and its Affiliates against and from, and shall promptly upon Parent’s written request reimburse Parent or its applicable Affiliates for, any Excess Transaction Expenses (whether discovered prior to or following the Closing). “Excess Transaction Expenses” means Transaction Expenses (as defined in the Merger Agreement) that, if accounted for in the calculation of the Excess Transaction Expenses Amount (as defined in the Merger Agreement) at and prior to the Closing in accordance with and for purposes of the Merger Agreement, would have resulted in the Per Share Excess Transaction Expenses Amount (as defined in the Merger Agreement) being greater than the Per Share Excess Transaction Expenses Amount actually used by the parties to the Merger Agreement for the purposes of determining the Per Share Cash Consideration paid at the Closing. The procedures and matters set forth in Sections 5.8(c) and 5.8(d) shall apply to the indemnification contemplated by this Section 6.2 mutatis mutandis.

ARTICLE VII

DEFINITIONS

7.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person, unless otherwise specified, has the same meaning as set forth in Section 2(a)(2) of the BHC Act and Regulation Y of the Federal Reserve Board, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that the Investor shall not be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement (provided, for the avoidance of doubt, that Company and its Subsidiaries following the Closing will cease to be Affiliates of the Investor and will be Affiliates of Parent).

“Applicable Law” means, with respect to any Person, all applicable U.S., non-U.S. or transnational federal, state or local Laws.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“BHC Act” means the Bank Holding Company Act of 1956 and the rules and regulations promulgated thereunder.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of Parent are not permitted to trade under the insider trading policy of Parent then in effect, (ii) in the event that Parent determines in good faith that the registration would reasonably be expected to materially adversely affect or materially impede, delay or interfere with any bona fide financing of Parent, any corporate reorganization, development or plan or any material transaction under consideration by Parent or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, (iii) if an event occurs as a result of which the registration statement or any related prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the registration statement, file a new registration statement or supplement any related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, or (iv) upon issuance by the Commission of a stop order suspending the effectiveness of any registration statement with respect to Registrable Securities or the initiation of legal proceedings with respect to such registration statement under Section 8(d) or 8(e) of the Securities Act; provided, that a Blackout Period described in clause (ii) may not occur more than two (2) times in any period of twelve (12) consecutive months or for a period of more than ninety (90) consecutive days.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York or Tel Aviv, Israel, on which banks are open in New York, New York and Tel Aviv, Israel for general commercial business.

“CBC Act” means the Change in Bank Control Act of 1978.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of Parent to any Person or Group;

(b) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Securities of Parent (or any Person which controls Parent or which is a successor to all or substantially all of the assets of Parent), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of Parent with or into another Person in which the holders of Voting Securities of Parent as of immediately prior to such merger cease to hold at least 50% of the outstanding equity or voting securities of Parent (or the surviving corporation in such merger or the ultimate parent thereof) immediately following such merger.

“Class of Voting Shares” has the same meaning given to that term in Section 225.2(q)(3) of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. § 225.2(q)(3)).

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all confidential and/or non-public information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of the Investor or its Representatives from or on behalf of Parent or its Representatives, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Investor or any of its Representatives, (ii) was or becomes available to the Investor or any of its Representatives on a non-confidential basis from a source other than Parent or its Representatives; provided that the source thereof is not known by the Investor or its Representatives to be bound by an obligation of confidentiality to Parent or its Subsidiaries in respect of such information, or (iii) is independently developed by the Investor or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by the specified Person.

“Equity Interest” means any share of capital stock or other class of equity securities of a Person, whether voting or non-voting.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“First Threshold Date” means the first date on which the number of shares of Parent Common Stock owned by the Investor and its Permitted Transferees, in the aggregate, is less than 63,282,145 (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Investor Designee” means an individual designated in writing by the Investor for election or appointment to the Parent Board. For the avoidance of doubt, the term Investor Designee does not include an Investor Observer.

“Investor Director” means an Investor Designee who has been elected or appointed to the Parent Board. For the avoidance of doubt, the term Investor Director does not include an Investor Observer.

“Investor Observer” means an individual designated in writing by the Investor to be a non-voting observer on the Parent Board and the Parent Bank Board; provided that, until the first anniversary of the Closing Date, the Investor Observer shall be Hanan Friedman.

“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom Shares are transferred pursuant to and in accordance with Section 2.1.

“Investor Percentage Interest” means the percentage calculated by dividing (x) the number of Voting Securities that are, as of the date of such calculation, Beneficially Owned by the Investor Parties, in the aggregate, by (y) the number of issued and outstanding Voting Securities as of the date of such calculation.

“Laws” means laws, statutes, binding Orders, rules, and regulations, ordinances, directives, treaties, rules of common law and rules of any applicable SRO.

“Material Parent Breach Period” means a period in which the Investor Parties have complied in all material respects with their respective obligations under this Agreement and Parent is in material breach of any of its obligations under Section 1.1, 1.2, 1.3, 1.4 or 1.5 hereof and such breach continues for, and is not cured by, fifteen (15) Business Days after Parent has received written notice thereof from the Investor and such breach has not been waived in writing by the Investor; provided, that such a period shall terminate upon the cure of any such material breach giving rise to the commencement of such Material Parent Breach Period.

“Nonvoting Parent Common Stock” means shares of common stock, no par value, shares of preferred stock, no par value, or other securities issued by Parent, in each case with substantially identical rights in all respects as Parent Common Stock, except that Nonvoting Parent Common Stock shall provide the holder with no voting or consent rights, provided that such Nonvoting Parent Common Stock shall nevertheless be permitted to vote on any matter that would significantly and adversely affect the rights of the Nonvoting Parent Common Stock relative to the economic rights of Parent Common Stock or the voting rights described in this sentence. Nonvoting Parent Common Stock shall continue to be non-voting for as long as it is owned or controlled by Investor, or any other assignee or transferee of Investor; provided, however, that any such Nonvoting Parent Common Stock may convert to Parent Common Stock in the hands of a third party that is not an Affiliate of Investor or assignee or transferee of Investor, but only if such Nonvoting Parent Common Stock is assigned or transferred to a person that is not an Affiliate of the assignor or transferor and such assignment or transfer is (i) to the Parent, (ii) in a transaction in which no assignee or transferee (or group of associated assignees or transferees) would receive 2% or more of the outstanding shares of any class of Voting Securities of the Parent, (iii) in a widespread public distribution, or (iv) to an assignee or transferee that would control more than 50% of every class of Voting Securities of the Parent without any transfer from the assignor or transferor.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Parent Regulatory Agency” means (i) any state regulatory authority, (ii) the Commission, (iii) the Federal Reserve Board, (iv) the U.S. Commodity Futures Trading Commission, (v) the Office of the Comptroller of the Currency, (vi) the Federal Deposit Insurance Corporation, (vii) the Consumer Financial Protection Bureau, (viii) any foreign regulatory authority and (ix) any SRO.

“Person” an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $100 million (based on the anticipated offering price (as reasonably determined in good faith by Parent)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the Investor.

“Registrable Securities” means the Shares Beneficially Owned by the Investor and any shares of Parent Common Stock received by the Investor in respect of the Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction, together with any shares of Parent Common Stock acquired by the Investor in connection with the exercise of the Investor Parties’ rights under Section 2.4; provided, that any such Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act, (iii) they become eligible for sale pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions or (iv) they shall have ceased to be outstanding.

“Second Threshold Date” means the first date on which the number of shares of Parent Common Stock owned by the Investor and its Permitted Transferees, in the aggregate, is less than 25,312,858 (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Share Aggregation Event” means the Investor or the Parent are informed by the Federal Reserve that it deems the Investor to or would, following the occurrence of a proposed action (including entry into a voting agreement or similar agreement by the Parent with one or more holders of Voting Securities (other than the Investor)) deem the Investor to (it being understood that, subject to Section 1.10(d) of this Agreement, a Share Aggregation event would only be deemed to have occurred upon the occurrence of such proposed action) (x) control the Voting Securities of another holder of Voting Securities for purposes of the BHC Act or CBC Act or (y) be acting in concert with another holder of Voting Securities for purposes of the BHC Act or CBC Act, in either case solely as a result of Investor’s compliance with its obligations pursuant to Section 1.10 of this Agreement (and not, for the avoidance of doubt, as a result of any other action by Investor or any of its Affiliates, including any action in violation of Section 2.3).

“Shares” means the shares of Parent Common Stock issued to the Investor pursuant to the Merger Agreement (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (iii) any other securities exchange.

“Subsidiary” means, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty (50%) of the equity interests of which, is owned directly or indirectly by such first Person.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap, put option, derivative, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, derivative, put option, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise; provided that a “Transfer” will not include (A) the granting of a pledge, lien or other security interest over any capital stock or interest in any capital stock to a nationally recognized bank or broker-dealer in connection with any bona fide financing arrangements (including any bona fide margin loan transaction) entered into with any such nationally recognized bank or broker-dealer, or the ability of such a bank or broker-dealer to foreclose on and Transfer such capital stock or interest in any capital stock and any foreclosure or Transfer by such a bank or broker-dealer, as long as such bank or broker-dealer agrees with the relevant Transferee (with Parent as an express third party beneficiary of such agreement) that following such foreclosure it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed public offering or a sale effected through a broker dealer) any such foreclosed capital stock or interest in any capital stock without Parent’s prior written consent, or the enforcement of any rights related thereto or (B) any indirect Transfer of Equity Interests of Parent by virtue of an issuance of a direct or indirect Equity Interest in the Investor, any of its Affiliates or any of their respective securityholders. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of Parent, in an amount no less than the Registrable Amount, to an underwriter or underwriters for reoffering to the public.

“Voting Securities” means shares of Parent Common Stock and any other securities of Parent entitled to vote generally in the election of directors of Parent.

7.2 Other Defined Terms.

Term	Section
$7.3
Agreement	Preamble
Board Size Increase Restricted Period Termination Option	2.1(a)
CBC Act Effect	1.8(c)
Closing	1.1
Company	Recitals
Company Bank Subsidiary	Recitals
control	7.1
controlled	7.1
controlling	7.1
Demand	5.1(a)
Demand Registration	5.1(a)
dollars	7.3
Eligibility Criteria	1.3(a)
Excess Transaction Expenses	6.2
Exempt Issuance	2.2(b)
extent	7.3
Federal Reserve Board Confirmation	1.10(d)
Follow-On Merger	Recitals
Form S-3	5.3(a)
Free Writing Prospectus	5.5(a)(iv)
in writing	7.3
Inspectors	5.5(a)(x)
Investor	Preamble
Investor Related Parties	1.2(h)
Losses	5.8(a)
Merger	Recitals
Merger Agreement	Recitals
NASDAQ	1.3(a)
Other Demanding Sellers	5.2(b)
Other Proposed Sellers	5.2(b)
Parent	Preamble
Parent Bank Board	1.1
Parent Bank Subsidiary	Recitals
Parent Board	1.1
Parent Common Stock	Recitals
Parent Control Effect	1.8(a)

Parent Indemnitee	6.1
Parent Share Issuance	2.2	(a)
Parent Share Issuance Notice	2.2	(a)(ii)
party	7.3
Permitted Transfer	2.1	(b)
Permitted Transferee	2.1	(b)
Piggyback Notice	5.2	(a)
Piggyback Registration	5.2	(a)
Proposed Securities	2.4	(a)(i)
Records	5.5	(a)(x)
Regulatory Exempt Issuance	2.2	(b)(iii)
Representatives	1.9	(a)(iii)
Requested Information	5.7	(a)
Restricted Activities	3.1	(b)
Restricted Period	2.1	(a)
Shelf Notice	5.3	(a)
Shelf Offering	5.3	(d)
Shelf Registration Statement	5.3	(a)
Standstill Period	2.3	(d)
Take-Down Notice	5.3	(d)
written	7.3

7.3 Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof,” “hereunder” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular provision of the Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute, rule or regulation means such statute, rule or regulation as amended or supplemented from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings and captions herein are for convenience of reference only and do not affect the construction or interpretation of any of the provisions hereof. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” The word “or” when used in this Agreement is not exclusive. If, and as often as, there is any change in the outstanding shares of Parent Common Stock by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization or exchange or similar reorganization of shares, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. Any reference to “written” or “in writing” refers to printing, typing and other means of reproducing words (including electronic media) in a visible form, including e-mail. To the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

ARTICLE VIII

MISCELLANEOUS

8.1 Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the first date on which the Investor ceases to Beneficially Own any Shares; provided, however, that (a) the provisions contained in Article V of this Agreement, except Section 5.8, shall survive so long as there are, and shall automatically terminate when there are no longer, any Registrable Securities outstanding, (b) Section 1.9, the representations and warranties of the Investor and Parent in Section 4.1 and Section 4.2, respectively, the indemnity and contribution provisions contained in Section 5.8, Article VI, Article VII and this Article VIII shall survive termination of this Agreement and (c) Section 1.1, Section 1.2, Section 1.3, Section 1.4 and Section 1.8 shall automatically terminate on the earlier of (i) the Second Threshold Date and (ii) a Change in Control.

8.2 Notices.

(a) Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, email or overnight courier to the recipient’s address as set forth below or to such other address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(i)	if to Parent, to:

Name:                 Valley National Bancorp

Address:             1455 Valley Road

Wayne, New Jersey

Email:                 [REDACTED]

Attention:           Ira Robbins, President and CEO

with a copy to (which shall not be considered notice):

Name:                 Wachtell, Lipton, Rosen & Katz

Address:             51 West 52nd Street

New York, New York 10019

Attention:           Matthew M. Guest

Email:                 MGuest@wlrk.com

(ii)	if to the Investor, to:

Name:                   Bank Leumi Le-Israel B.M.

Address:               24-32 Yehuda Halevi St.

  Tel-Aviv, 65545

  Israel

Attention:             Hanan Friedman

  Omer Ziv

Email:                   [REDACTED]

  [REDACTED]

with a copy to (which shall not be considered notice):

Name:                 Davis Polk & Wardwell LLP

Address:             450 Lexington Avenue

New York, New York 10017

Attention:           Marc O. Williams

Email:                 marc.williams@davispolk.com

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission if sent by email (receipt confirmation requested).

8.3 Amendments and Waivers. Each of the parties hereto agrees that no provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by Parent and the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, except in connection with a Change in Control, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

8.5 Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of electronic signature or by e-mail delivery of an electronic data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or e-mail delivery of an electronic data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic signature or e-mail delivery of an electronic data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

8.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

8.8 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply; provided, that the law of the State of New Jersey shall apply to the extent mandatorily applicable to New Jersey corporations.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York; provided, that if such court does not have jurisdiction, any such action shall be brought exclusively in any other state court sitting in the State of New York, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

8.10 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 5.8 and Article VI are intended third party beneficiaries of Section 5.8 and Article VI, respectively.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Ira Robbins
Name: Ira Robbins
Title: Chairman and Chief Executive Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

BANK LEUMI LE-ISRAEL B.M.

By:	/s/ Omer Ziv
Name: Omer Ziv
Title: Chief Financial Officer

By:	/s/ Kfir Mizrachi
Name: Kfir Mizrachi
Title: Head of International Operations

[Signature Page to Investor Rights Agreement]